UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 5, 2023

SENSEONICS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37717	47-1210911
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20451 Seneca Meadows Parkway Germantown, MD 20876-7005
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code: (301) 515-7260

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SENS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 8, 2023 (the “Effective Date”), Senseonics Holdings, Inc. (the “Company”) and Senseonics, Incorporated, a wholly-owned subsidiary of the Company (together with the Company, “Senseonics”) entered into a Loan and Security Agreement (the “Loan Agreement”) with the several financial institutions or entities party thereto (collectively, the “Lenders”) and Hercules Capital, Inc., a Maryland corporation (“Hercules”), in its capacity as administrative agent and collateral agent for itself and the Lenders, pursuant to which the Lenders have agreed to make available to Senseonics up to $50.0 million in senior secured term loans (the “Term Loan Facility”), consisting of (i) an initial term loan of $25.0 million, which was funded on the Effective Date and (ii) two additional tranches of term loans in the amounts of up to $10.0 million (the “Tranche 2 Loan”) and $15.0 million (the “Tranche 3 Loan”), respectively, which will become available to Senseonics upon Senseonics’ satisfaction of certain terms and conditions set forth in the Loan Agreement. The loans under the Loan Agreement mature on September 1, 2027 (the “Maturity Date”).

The loans under the Loan Agreement bear interest at an annual rate equal to the greater of (i) the prime rate as reported in The Wall Street Journal plus 1.40% and (ii) 9.90%. Borrowings under the Loan Agreement are repayable in monthly interest-only payments through (a) initially, September 1, 2026 and (b) if Senseonics satisfies the Interest Only Extension Conditions (as defined in the Loan Agreement), the Maturity Date. After the interest-only payment period, borrowings under the Loan Agreement are repayable in equal monthly payments of principal and accrued interest until the Maturity Date.

At the Senseonics’ option, Senseonics may prepay all or any portion of the outstanding borrowings under the Loan Agreement, subject to a prepayment fee equal to (a) 3.0% of the principal amount being prepaid if the prepayment occurs within one year of the Effective Date, 2.0% of the principal amount being prepaid if the prepayment occurs during the second year following the Effective Date, and 1.00% of the principal amount being prepaid if the prepayment occurs more than two years after the Effective Date and prior to the Maturity Date. In addition, Senseonics paid a $375,000 facility fee upon closing and will pay additional facility charges in connection with any borrowing of the Tranche 2 Loan or Tranche 3 Loan, in each case in the amount of 0.50% of the amount of such tranche of loans. The Loan Agreement also provides for an end of term fee in an amount equal to 6.95% of the aggregate principal amount of loan advances actually made under the Loan Agreement, which fee is due and payable on the earliest to occur of (i) the Maturity Date, (ii) the date Senseonics prepays the outstanding loans in full, and (iii) the date that the secured obligations become due and payable.

Senseonics’ obligations under the Loan Agreement are secured, by a first-priority security interest in substantially all of its assets. The Loan Agreement contains a minimum cash covenant that requires Senseonics to hold unrestricted cash equal to 30% of the outstanding loan amount under the Loan Agreement. The Loan Agreement also contains a performance covenant, commencing on July 1, 2024, that requires Senseonics to generate net product revenue on a trailing six-month basis in excess of specified percentage for applicable measuring periods.

In addition, the Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, corporate changes, dispositions, prepayment of other indebtedness, and dividends and other distributions, subject to certain exceptions. The Loan Agreement also contains events of default including, among other things, payment defaults, breach of covenants, material adverse effect, breach of representations and warranties, cross-default to material indebtedness, bankruptcy-related defaults, judgment defaults, revocation of certain government approvals, and the occurrence of certain adverse events. Following an event of default and any applicable cure period, a default interest rate equal to the then-applicable interest rate plus 4.0% may be applied to the outstanding amount, and the Lenders will have the right to accelerate all amounts outstanding under the Loan Agreement, in addition to other remedies available to them as secured creditors of Senseonics.

In addition, in connection with the entry into the Loan Agreement, the Company issued warrants to certain of the Lenders (collectively, the “Warrants”) to acquire an aggregate of 832,362 shares of Common Stock at an exercise price of $0.6007 per share (the “Warrant Shares”). The Warrants may be exercised through the earlier of (i) the seventh anniversary of the Effective Date and (ii) the consummation of certain acquisition transactions involving the Company, as set forth in the Warrants. The number of Warrant Shares for which the Warrants are exercisable and the associated exercise price are subject to certain customary proportional adjustments for fundamental events, including stock splits and reverse stock splits, as set forth in the Warrants. Pursuant to the Loan Agreement, the Company also agreed to issue additional seven year term Warrants upon the funding of the Tranche 2 and Tranche 3 Loans, which Warrants would be exercisable for an aggregate number of shares equal to 2.0% of the funded loan amount divided by the exercise price of $0.6007 per share.

The foregoing descriptions of the Loan Agreement and the Warrants contained herein do not purport to be complete and are qualified in their entirety by reference to the full text of the Loan Agreement and the form of Warrant Agreement, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events

As previously reported, on August 10, 2023, the Company entered into separate, privately negotiated exchange agreements (the “Exchange Agreements”) with a limited number of holders (the “Noteholders”) of the Company’s outstanding 5.25% Convertible Senior Notes due 2025 (the “2025 Notes”). Under the terms of the Exchange Agreements, the Noteholders agreed to exchange with the Company (the “Exchanges”) up to $30.8 million in aggregate principal amount of the Company’s outstanding 2025 Notes (the “Exchanged Notes”) for a combination of $7.5 million of cash and newly issued shares of common stock (the “Exchange Shares”). The Exchanged Notes were previously convertible into an aggregate of approximately 23.3 million shares of common stock. The final number of Exchange Shares issued to the Noteholders was to be determined based upon the volume-weighted average price per share of the common stock during a 15-day averaging period commencing on August 11, 2023 and ending August 31, 2023. Based on the volume-weighted average price per share of the common stock during the averaging period, a total of 35.1 million shares of common stock were issued in the Exchanges, which closed on September 5, 2023. Following the Exchanges, approximately $20.4 million aggregate principal amount of the 2025 Notes remain outstanding.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

10.1	Loan and Security Agreement, dated September 8, 2023, by and among the Company and Hercules Capital, Inc.
10.2	Form of Warrant Agreement
104	Cover Page Interactive Data (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2023	SENSEONICS HOLDINGS, INC.

	By:	/s/ Rick Sullivan
	Name:	Rick Sullivan
	Title:	Chief Financial Officer